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                                                                     EXHIBIT 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                  Amendment No. 1, dated as of May 23, 2001 (this "Amendment"), to the Rights Agreement, dated as of September 9, 1998 (the "Rights Agreement"), between Pride International, Inc., a Louisiana corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

                  WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

                  WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of May 23, 2001 (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among PM Merger, Inc., a Delaware corporation, AM Merger, Inc., a Delaware corporation, Marine Drilling Companies, Inc., a Texas corporation ("Marine"), and the Company;

                  WHEREAS, the Company proposes to enter into a Stock Option Agreement, dated as of May 23, 2001 (the "Stock Option Agreement"), by and between the Company, as grantor, and Marine, as grantee;

                  WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interest of its shareholders to amend the Rights Agreement to exempt the Merger Agreement and the Stock Option Agreement and the transactions contemplated thereby from the application of the Rights Agreement;

                  NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

                  Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

                  Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended and supplemented as set forth in this Section 2.

                  (a) The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end of the first paragraph thereof:

                  "Notwithstanding anything in this Agreement to the contrary, none of Marine, Newco or any Affiliate or Associate of any of them shall be deemed to be, or to have become, an "Acquiring Person," either individually or collectively, by virtue of (i) the execution and delivery of the Merger Agreement or the Stock Option Agreement, (ii) the conversion of shares of Common Stock into the right to receive Company Common Stock (as defined in the Merger Agreement) in accordance with
                  Article 4

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                  of the Merger Agreement, (iii) the issuance of shares of
                  Common Stock upon the exercise of the Option (as defined in the Stock Option Agreement) granted to Marine pursuant thereto or (iv) the consummation of the Pride Merger (as defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement or the Stock Option Agreement (each of the foregoing, an "Exempt Event")."

                  (b) The definition of "Distribution Date" in Section 1 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, no Exempt Event shall cause or result in a Distribution Date."

                  (c) The definition of "Expiration Date" in Section 1 of the Rights Agreement is hereby amended and supplemented to read in its entirety as follows:

                  "'Expiration Date' shall mean the earliest of (i) the time immediately prior to the Effective Time (as defined in the Merger Agreement), (ii) the Final Expiration Date, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iv) the time at which the Rights expire pursuant to Section 13(d) hereof and (v) the time at which all Rights then outstanding and exercisable are exchanged pursuant to
                  Section 24 hereof."

                  (d) The definition of "Stock Acquisition Date" in Section 1 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, no Exempt Event shall cause or result in a Stock Acquisition Date."

                  (e) The following definitions are hereby added to Section 1 of the Rights Agreement:

                  "'Marine' shall mean Marine Drilling Companies, Inc., a corporation organized under the laws of Texas."

                  "'Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of May 23, 2001, by and among Newco, AM Merger, Inc., a corporation organized under the laws of Delaware, Marine and the Company, as the same may be amended and supplemented from time to time."

                  "'Newco' shall mean PM Merger, Inc., a corporation organized under the laws of Delaware."

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                  "'Stock Option Agreement' shall mean the Stock Option
                  Agreement, dated as of May 23, 2001, by and between the Company, as grantor, and Marine, as grantee."

                  (f) Section 30 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

                  "Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any registered holder of a Rights Certificate or Common Stock or any other Person any legal or equitable right, remedy or claim under this Agreement in connection with any transaction contemplated by the Merger Agreement or the Stock Option Agreement."

                  Section 3. Miscellaneous.

                  (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

                  (b) This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

                  (d) This Amendment shall be deemed to be a contract made under the laws of the State of Louisiana and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  (e) Except to the extent specifically amended hereby, the provisions of the Rights Agreement shall remain unmodified, and the Rights Agreement as amended hereby is confirmed as being in full force and effect.

                            [SIGNATURE PAGE FOLLOWS]

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the day and year first above written.



                                                  PRIDE INTERNATIONAL, INC.


                                                  By: /s/ Robert W. Randall
                                                     ---------------------------
                                                     Robert W. Randall
                                                     Vice President


                                                  AMERICAN STOCK TRANSFER
                                                  & TRUST COMPANY


                                                  By: /s/ Herbert J. Lemmer
                                                     ---------------------------
                                                     Herbert J. Lemmer
                                                     Vice President

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